SPECIAL POWER OF ATTORNEY

THE STATE OF CALIFORNIA		§


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COUNTY OF SANTA CLARA		§

KNOW ALL MEN BY THESE
PRESENTS:


THAT I, Dale L. Fuller of, California USA, do hereby appoint each of
Kent H. Roberts, Eric Brown, Clarence B. Brown III and
Charles Deaton, or
any of them acting individually, my true and lawful attorney-in-fact to act in my name, place and stead and on my behalf to do all or any of the following acts, deeds and things, to-wit:

	To
prepare, sign and file
Forms 3, 4 and 5 relating to McAfee, Inc. with the
Securities and Exchange
Commission.

This instrument is to be
construed and interpreted as a
special power of attorney, whose scope is limited to that referenced immediately above.
IN WITNESS WHEREOF, I
hereunto set my hand this 25th
day of January, 2006.


/s/ Dale
L. Fuller